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                                AmeriKing, Inc.
                   Calculation of Earnings per Common Share
               (Dollars in thousands, except per share amounts)

                                                              Six Periods                         Three Periods

                                                         December 31,    January 2,          April 1,        April 2,
                                                           1996 to        1996 to            1997 to         1996 to
                                                        June 30, 1997   July 1, 1996       June 30, 1997    July 1, 1996

Net income before taxes                                    $   699        $   677             $ 1,762         $ 1,337

Earnings available to stockholders

Dividends

  Preferred Stock                                             (225)          (225)               (113)           (113)

  Senior Preferred Stock                                    (2,002)                            (1,017)

Amortization of issuance costs                                 (60)                               (30)
                                                           -------                            -------

Earnings available to common stockholders                   (1,588)           452                 602           1,224

Weighted average number of shares outstanding               897.34         863.29              901.39          863.29

Fully diluted weighted average number of shares
 outstanding                                                999.99         969.99              999.99          969.99


Net income per common share (weighted average)             $ (1.77)       $  0.52             $  0.67         $  1.29

Net income per common share (fully diluted)                $ (1.59)       $  0.47             $  0.60         $  1.15

                                                                                  Total Shares
                                                                                  ------------
Weighted average number of common shares:

  Original shares                                           863.29         863.29              863.29          863.29

  Option shares                                               4.05                               8.10

  Common stock units                                         30.00          30.00               30.00           30.00
                                                           -------        -------             -------         -------
  Total                                                     897.34         893.29              901.39          893.29

Fully diluted weighted average number of common shares:

  Original shares                                           969.99         969.99              969.99          969.99

  Common stock units                                         30.00          30.00               30.00           30.00
                                                           -------        -------             -------         -------

  Total                                                     999.99         999.99              999.99          999.99
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